Exhibit 10.1

EXECUTION VERSION

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 14, 2021, is made by and among Therapeutics Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the other holders of RACA Class B Common Stock set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Therapeutics Acquisition Corp. (d/b/a Research Alliance Corp.), a Delaware corporation (“RACA”), and Point Biopharma Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, RACA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, RACA, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of RACA or any other anti-dilution or similar protection with respect to all of the RACA Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.                   Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of RACA, and in any action by written resolution of the shareholders of RACA, all of such Class B Holder’s RACA Class B Shares (together with any other Equity Securities of RACA that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject RACA Equity Securities”) in favor of the Transaction Proposals.

2.                   Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of RACA, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the RACA Class B Shares held by him, her or it convert into RACA Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.                   Transfer of Shares.

a.                   Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject RACA Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject RACA Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject RACA Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject RACA Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject RACA Equity Securities even if such Subject RACA Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to RACA’s officers or directors, any affiliates or family member of any of RACA’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.                   In furtherance of the foregoing, RACA hereby agrees to (i) place a revocable stop order on all Subject RACA Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify RACA’s transfer agent in writing of such stop order and the restrictions on such Subject RACA Equity Securities under Section 3(a) and direct RACA’s transfer agent not to process any attempts by the Class B Holder to Transfer any Subject RACA Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of RACA under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject RACA Equity Securities.

4.                   Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 5.7(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to RACA as if such Class B Holder is directly party thereto.

5.                   Termination of RACA Class B Shares Lock-up Period. Each Class B Holder and RACA hereby agree that effective as of the consummation of the Closing (and not before), Section 7 of that certain Letter Agreement, dated July 7, 2020, by and among RACA, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“7. Reserved.”

The amendment and restatement set forth in this Section 7 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.                   Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

7.                   No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any RACA Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the RACA Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.                   Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject RACA Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any RACA Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any RACA Party or as an officer, employee or fiduciary of any RACA Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such RACA Party.

9.                   No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.               Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Therapeutics Acquisition Holdings LLC

By:	/s/ Matthew Hammond
	Name:	Matthew Hammond
	Title:	Manager

Therapeutics Acquisition Corp.

By:	/s/ Matthew Hammond
	Name:	Matthew Hammond
	Title:	Chief Financial Officer

Point Biopharma Inc.

By:	/s/ Allan Silber
	Name:	Allan Silber
	Title:	Executive Chairman

[Signature Page to Sponsor Letter Agreement]

OTHER CLASS B HOLDERS:

/s/ Michael Gray
Michael Gray

/s/ David Lubner
David Lubner

/s/ Dan Grau
Dan Grau

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Other Class B Holders

1.	Daniel S. Grau
2.	David C. Lubner
3.	Michael P. Gray